Exhibit 10.03
SECURITY AGREEMENT
(Guarantor)
     This SECURITY AGREEMENT, dated as of July 5, 2007, is entered into between MATRIXX ORAL CARE, LLC, a Delaware limited liability company (“Guarantor”), and COMERICA BANK, a Michigan banking corporation (“Bank”), with reference to the following facts:
R E C I T A L S
     A. Matrixx Initiatives, Inc., a Delaware corporation (“Parent”), and Zicam, LLC, an Arizona limited liability company (“Zicam”) (Parent and Zicam are sometimes collectively referred to herein as “Borrowers” and individually as a “Borrower”), and Comerica Bank, a Michigan banking corporation (“Bank”), have previously entered into that certain Amended and Restated Credit Agreement, dated as of September 27, 2005, that certain Amendment Number One to Amended and Restated Credit Agreement and Waiver, dated as of March 6, 2006, and that certain Amendment Number Two to Amended and Restated Credit Agreement, dated as of June 27, 2007 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);
     B. Guarantor has executed that certain Continuing Guaranty, dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which Guarantor guarantees the full payment and performance of all obligations owing to Bank by Borrowers under the Loan Agreement and the Loan Documents, as defined in the Loan Agreement; and
     C. Guarantor acknowledges that pursuant to the terms of the Loan Agreement, in order to induce Bank to make Loans to Borrower, Guarantor is required to enter into this Security Agreement granting to Bank a first priority security interest in the Collateral to secure prompt payment and performance of the Guarantor’s obligations owing to Bank under the Guaranty and the other Secured Obligations.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:
     1. Definitions. All initially capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Loan Agreement. In addition, as used herein, the following terms shall have the following meanings:
          “Account Debtor” means any Person who is or who may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible.

          “Accounts” means any and all of Guarantor’s presently existing and hereafter arising accounts (including health-care-insurance receivables, contract rights, and all other forms of monetary obligations owing to Guarantor, and all credit insurance, guaranties, or security therefor), irrespective of whether earned by performance.
          “Bank Expenses” has the meaning of “Expenses” under the Loan Agreement and also means any and all costs or expenses required to be paid by Guarantor under this Security Agreement which are paid or advanced by Bank; all costs and expenses of Bank, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), incurred or expended to correct any default or enforce any provision of this Security Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, irrespective of whether a sale is consummated; and all costs and expenses of suit incurred or expended by Bank, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) in enforcing or defending this Security Agreement, irrespective of whether suit is brought.
          “Chattel Paper” means all of Guarantor’s presently existing and hereafter acquired or created chattel paper (including tangible chattel paper and intangible chattel paper).
          “Code” means the Arizona Uniform Commercial Code, as amended or supplemented from time to time. Any and all terms used in this Security Agreement which are defined in the Code shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code, unless otherwise defined herein.
          “Collateral” means the following, collectively: any and all of the Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Instruments, Inventory, Investment Property, General Intangibles, Letter of Credit Rights, Negotiable Collateral, Supporting Obligations, and Guarantor’s Books, in each case whether now existing or hereafter acquired or created, any money or other assets of Guarantor that now or hereafter come into the possession, custody, or control of Bank and any Proceeds or products of any of the foregoing, or any portion thereof.
          “Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Bank.
          “Commercial Tort Claims” means all of Guarantor’s presently existing and hereafter acquired commercial tort claims.
          “Deposit Account” means any demand, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of Guarantor with an organization that is engaged in the business of banking including a bank, savings bank, savings and loan association, credit union and trust companies, and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

          “Documents” means any and all documents and documents of title (as such terms are defined in the Code), including documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other documents of Guarantor, whether or not negotiable, and includes all other documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee’s or agent’s possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to Guarantor for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange, in each case whether now existing or hereafter acquired.
          “Equipment” means any and all of Guarantor’s presently existing and hereafter acquired equipment, wherever located, including machinery, furniture, furnishings, fixtures, computer and other electronic data processing equipment and other office equipment and supplies, computer programs and related data processing software, spare parts, tools, motors, automobiles, trucks, tractors and other motor vehicles, rolling stock, jigs, and other goods (other than Inventory, farm products, and consumer goods), including software embedded in such goods, together with any and all parts, improvements, additions, attachments, replacements, accessories, and substitutions thereto or therefor, and all other rights of Guarantor relating thereto, whether in the possession and control of Guarantor, or in the possession and control of a third party for the account of Guarantor.
          “FEIN” means Federal Employer Identification Number.
          “General Intangibles” means any and all of Guarantor’s presently existing and hereafter acquired or arising general intangibles and any other intangible personal property of every kind and description, including:
          (a) contracts and contract rights, noncompetition covenants, licensing and distribution agreements, indemnity agreements, guaranties, insurance policies, franchise agreements and lease agreements;
          (b) uncertificated certificates of deposit, and interests in any joint ventures, partnerships or limited liability companies;
          (c) choses in action and causes of action (whether legal or equitable, whether in contract or tort or otherwise, and however arising);
          (d) licenses, approvals, permits or any other authorizations issued by any Governmental Authority;
          (e) Intellectual Property Collateral;
          (f) computer software, magnetic media, electronic data processing files, systems and programs;
          (g) rights of stoppage in transit, replevin and reclamation, rebates or credits of every kind and nature to which Guarantor may be entitled;

          (h) purchase orders, customer lists, subscriber lists and goodwill;
          (i) monies due or recoverable from pension funds, refunds and claims for tax or other refunds against any Governmental Authority;
          (j) payment intangibles; and
          (k) other contractual, equitable and legal rights of whatever kind and nature.
          “Guarantor” has the meaning set forth in the preamble to this Security Agreement.
          “Guarantor’s Books” means any and all presently existing and hereafter acquired or created books and records of Guarantor, including all records (including maintenance and warranty records), ledgers, computer programs, disc or tape files, printouts, runs, and other computer prepared information indicating, summarizing, or evidencing the Collateral.
          “Guaranty” has the meaning set forth in recital B hereto.
          “Instruments” means any and all negotiable instruments, and every other writing which evidences a right to the payment of a monetary obligation, in each case whether now existing or hereafter acquired.
          “Intellectual Property Collateral” means the following Assets owned or held by Guarantor or in which Guarantor otherwise has any interest, now existing or hereafter acquired or arising:
          (a) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations in-part thereof;
          (b) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;
          (c) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

          (d) all trade secrets, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, sales and operating plans, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs; and
          (e) the entire goodwill of or associated with the businesses now or hereafter conducted by Guarantor connected with and symbolized by any of the aforementioned properties and assets; and
          (f) Intellectual Property Collateral shall include, without limitation, rights and interests pursuant to licensing or other contracts in favor of Guarantor pertaining to patents, trademarks, copyrights and other intellectual property presently or in the future owned or used by third Persons.
          “Inventory” means any and all of Guarantor’s presently existing and hereafter acquired goods (including software embedded in such goods) of every kind and description (including goods in transit) which are held for sale or lease, or to be furnished under a contract of service or which have been so leased or furnished, or other disposition, wherever located, including those held for display or demonstration or out on lease or consignment or are raw materials, work in process, finished materials, or materials used or consumed, or to be used or consumed, in Guarantor’s business, and the resulting product or mass, and all repossessed, returned, rejected, reclaimed and replevied goods, together with all materials, parts, supplies, packing and shipping materials used or usable in connection with the manufacture, packing, shipping, advertising, selling or furnishing of such goods; and all other items hereafter acquired by Guarantor by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and any Document representing or relating to any of the foregoing at any time.
          “Investment Property” means any and all of Guarantor’s presently existing and hereafter acquired investment property.
          “Letter of Credit Rights” means any and all of Guarantor’s presently existing and hereafter acquired letter of credit rights.
          “Negotiable Collateral” means any and all of Guarantor’s presently existing and hereafter acquired or arising letters of credit, letter of credit rights, advises of credit, certificates of deposit, notes, drafts, money, Instruments, Documents and tangible Chattel Paper.
          “Proceeds” means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral, including “proceeds” as defined in the Code, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Guarantor from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to Guarantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, any and all other tangible or intangible property received upon the sale or disposition of Collateral, and all proceeds of proceeds.
          “Rights to Payment” means all Accounts and any and all rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under all electronic Chattel Paper, General Intangibles, Letter of Credit Rights, Negotiable Collateral and Proceeds thereof.
          “Secured Obligations” shall have the meaning of “Guaranteed Obligations” under the Guaranty and shall also mean any and all debts, liabilities, obligations, or undertakings owing by Guarantor to Bank arising under, advanced pursuant to, or evidenced by this Security Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest not paid when due and all Expenses which Guarantors are required to pay or reimburse pursuant to this Security Agreement, the Guaranty, the other Loan Documents or by law.
          “Security Agreement” shall mean this Security Agreement, as amended or restated from time to time.
          “Supporting Obligations” has the meaning given to such term in the Code.
     2. Construction. Unless the context of this Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.” References in this Security Agreement to “determination” by Bank include reasonable estimates (absent manifest error) by Bank, as applicable (in the case of quantitative determinations) and reasonable beliefs (absent manifest error) by Bank, as applicable (in the case of qualitative determinations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Security Agreement refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. Article, section, subsection, exhibit, and schedule references are to this Security Agreement unless otherwise specified.
     3. Creation of Security Interest. Guarantor hereby grants to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure the prompt payment and performance of all of the Secured Obligations. Guarantor acknowledges and affirms that such security interest in the Collateral has attached to all Collateral without further act on the part of Bank, Lenders or Guarantor.
     4. Further Assurances.
          4.1 Guarantor shall execute and deliver to Bank concurrently with Guarantor’s execution of this Security Agreement, and from time to time at the request of Bank, and Guarantor hereby authorizes Bank to file, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, assignments, and all other documents that Bank may request, in form satisfactory to Bank, to perfect and maintain perfected Bank’s security interests in the Collateral, and in order to consummate fully all of the transactions contemplated by this Security Agreement, Guaranty and the Loan Agreement. Guarantor hereby irrevocably makes, constitutes, and appoints Bank (and Bank’s officers, employees, or agents) as Guarantor’s true and lawful attorney with power to sign the name of Guarantor on any of the above-described documents or on any other similar documents which need to be executed, recorded, or filed, and to do any and all things necessary in the name and on behalf of Guarantor in order to perfect, or continue the perfection of, Bank’s security interests in the Collateral. Guarantor agrees that neither Bank, nor any of its designees or attorneys-in-fact, will be liable for any act of commission or omission, or for any error of judgment or mistake of fact or law with respect to the exercise of the power of attorney granted under this Section 4.1, other than as a result of its or their gross negligence or wilful misconduct. THE POWER OF ATTORNEY GRANTED UNDER THIS SECTION 4.1 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL ALL OF THE SECURED OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL, THE GUARANTY TERMINATED, AND ALL GUARANTOR’S DUTIES HEREUNDER AND THEREUNDER HAVE BEEN DISCHARGED IN FULL.
          4.2 Without limiting the generality of the foregoing Section 4.1 or any of the provisions of the Loan Agreement, Guarantor will: (i) at the request of Bank, mark conspicuously all of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Bank, indicating that the Collateral is subject to the security interest granted hereby; (ii) immediately mark all Chattel Paper with a conspicuous legend indicating Bank’s security interest therein and otherwise in form and substance satisfactory to Bank; and (iii) upon demand of Bank, allow inspection of Collateral by Bank or Persons designated by Bank at any time during normal business hours.
          4.3 With respect to the Negotiable Collateral (other than drafts received in the ordinary course of business so long as no Event of Default is continuing), Guarantor shall, immediately upon request by Bank, endorse (where appropriate) and assign the Negotiable Collateral over to Bank, and deliver to Bank actual physical possession of the Negotiable Collateral to Bank together with any instruments of transfer or assignment, all in form and substance satisfactory to Bank, in order to fully perfect the security interest therein of Bank.
          4.4 In the event that any Collateral is in the possession of a third party, Guarantor shall join with Bank in notifying such third party of Bank’s security interest and obtaining an acknowledgement from such third party that it is holding such Collateral for the benefit of Bank.
          4.5 Guarantor shall use its commercially reasonable efforts in obtaining a control agreement in form and substance satisfactory to Bank with respect to all Deposit Accounts, electronic Chattel Paper, Investment Property, and Letter of Credit Rights.
          4.6 Guarantor shall promptly notify Bank of any Commercial Tort Claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Guarantor’s damages, copies of any complaint or demand letter submitted by Guarantor, and such other information as Bank may request, and in connection therewith, at Bank’s request, Guarantor and Bank shall enter into an amendment to this Security Agreement granting a security interest to Bank in each such Commercial Tort Claim to secure the Secured Obligations.
     5. Representations and Warranties. In order to induce Bank to enter into the Loan Agreement and/or to make Loans to Borrowers or issue any Letters of Credit, in addition to the representations and warranties of Guarantor set forth in the Guaranty which are incorporated herein by this reference, Guarantor represents and warrants to Bank that on the Closing Date and thereafter on the date of each and every Borrowing or issuance of a Letter of Credit:
          5.1 Legal Name; State of Organization; Location of Chief Executive Office and Collateral; FEIN. Guarantor’s exact legal name, state of incorporation, FEIN and charter or organizational identification number is accurately set forth in Schedule 1. Guarantor’s chief executive office is located at the address set forth in Schedule 1, and all other locations where Guarantor conducts business or Collateral is kept are set forth in Schedule 1.
          5.2 Locations of Guarantor’s Books. All locations where Guarantor’s Books are kept, including all equipment necessary for accessing Guarantor’s Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping Guarantor’s Books or collecting Rights to Payment for Guarantor, are set forth in Schedule 1.
          5.3 Trade Names and Trade Styles. All trade names and trade styles under which Guarantor presently conducts its business operations are set forth in Schedule 1, and, except as set forth in Schedule 1, Guarantor has not, at any time during the preceding five years: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.
          5.4 Ownership of Collateral. Guarantor has rights in power to transfer the Collateral, and Guarantor’s title to the Collateral is free from all Liens and restrictions other than Permitted Liens.
          5.5 Enforceability; Priority of Security Interest. (i) This Security Agreement creates a security interest which is enforceable against the Collateral in which Guarantor now has rights and will create a security interest which is enforceable against the Collateral in which Guarantor hereafter acquires rights at the time Guarantor acquires any such rights, and (ii) Bank has a perfected security interest (to the fullest extent perfection can be obtained by filing, notification to third parties, possession or control) and a first priority security interest in the Collateral in which Guarantor now has rights (subject only to Permitted Liens), and will have a perfected and first priority security interest (to the fullest extent perfection can be obtained by filing, notification to third parties, possession or control) in the Collateral in which Guarantor hereafter acquires rights at the time Guarantor acquires any such rights (subject only to Permitted Liens), in each case securing the payment and performance of the Guaranteed Obligations.

          5.6 Other Financing Statements. Other than financing statements in favor of Bank and financing statements filed in connection with Permitted Liens, no effective financing statement naming Guarantor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.
          5.7 Rights to Payment.
               (a) the Rights to Payment represent valid, binding and enforceable obligations of the Account Debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from Liens, adverse claims, counterclaims, setoffs, defaults, disputes, defenses, retainages, holdbacks and conditions precedent of any kind of character, except to the extent reflected by Guarantor’s reserves for uncollectible Rights to Payment;
               (b) to Guarantor’s knowledge, all Account Debtors and other obligors on the Rights to Payment are Solvent and generally paying their debts as they come due;
               (c) all Rights to Payment comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal and state consumer credit laws;
               (d) Guarantor has not assigned any of its rights under the Rights to Payment other than to Bank pursuant to this Security Agreement;
               (e) all statements made, all unpaid balances and all other information in Guarantor’s Books and other documentation relating to the Rights to Payment are true and correct and in all respects what they purport to be; and
               (f) Guarantor has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Rights to Payment.
          5.8 Inventory. No Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to Guarantor, nor has any Inventory been consigned to Guarantor or consigned by Guarantor to any Person or is held by Guarantor for any Person under any “bill and hold” or other arrangement.
          5.9 Intellectual Property.
               (a) except as set forth in Schedule 1, Guarantor (directly or through any Subsidiary) does not own, possess or use under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name;

               (b) all patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;
               (c) all maintenance fees required to be paid on account of any patents have been timely paid for maintaining such patents in force, and, to the best of Guarantor’s knowledge, each of the patents is valid and enforceable and Guarantor has notified Bank in writing of all prior art (including public uses and sales) of which it is aware;
               (d) to the best of Guarantor’s knowledge after due inquiry, no infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person;
               (e) Guarantor is the sole and exclusive owner of the Intellectual Property Collateral and the past, present and contemplated future use of such Intellectual Property Collateral by Guarantor has not, does not and will not infringe or violate any right, privilege or license agreement of or with any other Person; and
               (f) Guarantor owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other intellectual property Collateral necessary to continue to conduct its business as heretofore conducted.
          5.10 Equipment.
               (a) none of the Equipment or other Collateral is affixed to real property, except Collateral with respect to which Guarantor has supplied Bank with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of Bank’s security interest in all such Collateral which may be fixtures, as against all Persons having an interest in the premises to which such property may be affixed; and
               (b) none of the Equipment is leased from or to any Person, except as set forth in Schedule 1.
          5.11 Deposit Accounts. The names and addresses of all financial institutions at which Guarantor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.
          5.12 Investment Property. All Investment Property is set forth and described in Schedule 1, and all financial institutions or financial intermediaries holding or in possession of such Investment Property are set forth in Schedule 1.
          5.13 Commercial Tort Claims. All of Guarantor’s Commercial Tort Claims that it has brought against any Person, including the name and address of each defendant, a summary of the facts, and an estimate of such Guarantor’s damages, are set forth in Schedule 1.
     6. Covenants. In addition to the covenants of Guarantor set forth in the Guaranty which are incorporated herein by this reference, Guarantor agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Guaranteed Obligations, and all of Bank’s and Lenders’ obligations under the Loan Agreement to Borrowers have been terminated and no Letters of Credit are outstanding:
          6.1 Defense of Collateral. Guarantor shall appear in and defend any action, suit or proceeding which may affect its title to or right or interest in, or Bank’s or Lenders’ right or interest in, the Collateral.
          6.2 Preservation of Collateral. Guarantor shall do and perform all commercially reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.
          6.3 Compliance with Laws, Etc. Guarantor shall comply with all laws, regulations and ordinances, and all policies of insurance, relating to the possession, operation, maintenance and control of the Collateral.
          6.4 Location of Guarantor’s Books and Chief Executive Office. Guarantor shall: (i) keep all Guarantor’s Books at the locations set forth in Schedule 1; and (ii) maintain the location of Guarantor’s chief executive office or principal place of business at the location set forth in Schedule 1; provided, however, that Guarantor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Bank not less than 30 days prior to the date on which the location of Guarantor’s Books or Guarantor’s chief executive office or principal place of business is changed, and (ii) at the time of such written notification, Guarantor executes and delivers any financing statement amendments or fixture filing amendments necessary to perfect or continue perfected Bank’s security interests in the Collateral and also obtains for Bank such duly executed Collateral Access Agreement as Bank shall require with respect to such new location.
          6.5 Location of Collateral. Guarantor shall keep the Inventory and Equipment only at the locations identified on Schedule 1; provided, however, that Guarantor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Bank not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, (ii) such new location is within the continental United States, and (iii) at the time of such written notification, Guarantor executes and delivers any financing statements or fixture filings necessary to perfect and continue perfected Bank’s security interests in such Assets and also obtains for Bank such duly executed Collateral Access Agreement as Bank shall require with respect to such new location.
          6.6 Change in Name, Trade Name, Trade Style or FEIN. Guarantor shall not change its name, trade names, trade styles or FEIN, or add any new trade names or trade styles from those listed on Schedule 1; provided, however, that Guarantor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Bank not less than 30 days prior to the date on which such new name, trade name, trade style or FEIN becomes effective, and (ii) at the time of such written notification, Guarantor executes and delivers any financing statement amendments or fixture filing amendments necessary to continue perfected Bank’s security interests in the Collateral.

          6.7 Sate of Incorporation or Formation. Guarantor shall not change the state of its incorporation or formation.
          6.8 Maintenance of Records. Guarantor shall keep separate, accurate and complete Guarantor’s Books, disclosing Bank’s security interest hereunder.
          6.9 Disposition of Collateral. Guarantor shall not surrender or lose possession of (other than to Bank), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein other than the sale of Inventory in the ordinary course of business.
          6.10 Liens. Guarantor shall keep the Collateral free of all Liens except Permitted Liens.
          6.11 Leased Premises. At Bank’s request, Guarantor shall obtain from each Person from whom Guarantor leases any premises at which any Collateral is at any time present, such Collateral Access Agreements as Bank may require.
          6.12 Rights to Payment. Guarantor shall:
               (a) perform and observe all terms and provisions of the Rights to Payment and all obligations to be performed or observed by it in connection therewith and maintain the Rights to Payment in full force and effect;
               (b) enforce all Rights to Payment strictly in accordance with their terms, and take all such action to such end as may be from time to time reasonably requested by Bank;
               (c) if, to the knowledge of Guarantor, any dispute, setoff, claim, counterclaim or defense shall exist or shall be asserted or threatened with respect to a Right to Payment (whether with or against Guarantor or otherwise), disclose such fact fully to Bank in Guarantor’s Books relating to such Account or other Right to Payment and in connection with any report furnished by Guarantor to Bank relating to such Right to Payment;
               (d) furnish to Bank such information and reports regarding the Rights to Payment as Bank may request, and upon request of Bank make such demands and requests for information and reports as Guarantor is entitled to make in respect of the Rights to Payment; and
               (e) upon the occurrence of any Event of Default, establish such lockbox or similar arrangements for the payment of the Rights to Payment as Bank shall require.
          6.13 Inventory. Guarantor shall:
               (a) at such times as Bank shall request, prepare and deliver to Bank periodic reports pertaining to the Inventory, in form and substance satisfactory to Bank;
               (b) upon the request of Bank, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to Bank; provided that unless an Event of

Default exists, Bank shall not request such a physical listing of the Inventory more frequently than once per calendar year;
               (c) not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to Guarantor without obtaining for Bank such Collateral Access Agreements as Bank shall require; and
               (d) not dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any Person on any such basis, without in each case giving Bank prior written notice thereof.
          6.14 Equipment. Guarantor shall, upon Bank’s request, deliver to Bank a report of each item of Equipment, in form and substance satisfactory to Bank.
          6.15 Intellectual Property Collateral. Guarantor shall:
               (a) not enter into any agreement (including any license or royalty agreement) pertaining to any Intellectual Property Collateral without in each case giving Bank prior notice thereof;
               (b) not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public;
               (c) promptly give Bank notice of any rights Guarantor may obtain to any new patentable inventions, trademarks, servicemarks, copyrightable works or other new Intellectual Property Collateral, prior to the filing of any application for registration thereof; and
               (d) diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.
     7. Collection of Rights to Payment. Bank shall have the right at any time (i) to notify the Account Debtors to make payments directly to Bank or a lockbox account as set forth in clause (iii) of this Section 7, (ii) to enforce the Guarantor’s rights against the Account Debtors, and (iii) to require that all payments made by Account Debtors be deposited directly into a lockbox account as Bank may specify, pursuant to a lockbox agreement in form and substance satisfactory to Bank, with a lockbox servicing Bank acceptable to Bank.
     8. Events of Default. The occurrence of any Event of Default under the Loan Agreement shall constitute an event of default (“Event of Default”) under this Security Agreement.

     9. Rights and Remedies.
          9.1 During the continuance of an Event of Default, Bank, without notice or demand, may do any one or more of the following, all of which are authorized by Guarantor:
               (a) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Bank considers advisable, and in such cases, Bank will credit the Secured Obligations with only the net amounts received by Bank in payment of such disputed Accounts after deducting all Bank Expenses incurred or expended in connection therewith;
               (b) Cause Guarantor to hold all returned Inventory in trust for Bank segregate all returned Inventory from all other property of Guarantor or in Guarantor’s possession and conspicuously label said returned Inventory as the property of Bank;
               (c) Without notice to or demand upon Guarantor, Borrowers or any other guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interests in the Collateral. Guarantor agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Guarantor authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Bank’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Guarantor’s owned or leased premises, Guarantor hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
               (d) Without notice to Guarantor (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 47-9505 of the Code), set off and apply to the Secured Obligations any and all (i) balances and Deposit Accounts of Guarantor held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Guarantor held by Bank;
               (e) Hold, as cash collateral, any and all balances and Deposit Accounts of Guarantor held by Bank, to secure the full and final repayment of all of the Secured Obligations;
               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right to use, without charge, Guarantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Guarantor’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

               (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Guarantor’s premises) as Bank determines is commercially reasonable. Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. It is not necessary that the Collateral be present at any such sale;
               (h) Bank shall give notice of the disposition of the Collateral as follows:
               (i) Bank shall give Guarantor and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;
                    (i) The notice shall be personally delivered or mailed, postage prepaid, to Guarantor as provided in Section 15 of the Guaranty, at least ten (10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Guarantor claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank;
                    (ii) If the sale is to be a public sale, Bank also shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;
                    (iii) Bank may credit bid and purchase at any public sale; and
               (j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Guarantor. Any excess will be returned, without interest and subject to the rights of third Persons, by Bank to Guarantor.
          9.2 Bank shall have no obligation to attempt to satisfy the Secured Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Bank may release, modify or waive any collateral provided by any other Person as security for the Secured Obligations or any portion thereof, all without affecting Bank’s rights against Guarantor. Guarantor waives any right it may have to require Bank to pursue any third Person for any of the Secured Obligations.
          9.3 Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Bank’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          9.4 Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          9.5 If Bank sells any of the Collateral upon credit, Guarantor will be credited only with payments actually made by the purchaser, received by Bank and applied to the indebtedness of the purchaser. In the event that the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Guarantor will be credited with the proceeds of such sale.
          9.6 Bank shall be under no obligation to marshal any assets in favor of Guarantors, or against or in payment of the Secured Obligations or any other obligation owed to Secured Party by Debtor or any other Person.
          9.7 Upon the exercise by Bank of any power, right, privilege, or remedy pursuant to this Security Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, Guarantor agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Bank or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.
          9.8 Guarantor and each Borrower each hereby irrevocably stipulate and agree that Bank has the right under this Security Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee, or similar official over Guarantor to effect the transactions contemplated by this Security Agreement, including without limitation, to seek from the appropriate licensing authority an involuntary transfer of the Licenses (as defined in the Loan Agreement) in connection with Bank’s foreclosure or enforcement proceedings, and that Bank is entitled to seek such relief. Guarantor and each Borrower each hereby irrevocably agree not to object to such appointment on any grounds.
          9.9 The rights and remedies of Bank under this Security Agreement, the Guaranty and the other Loan Documents, and all other agreements contemplated hereby and thereby shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of any one right or remedy shall be deemed an election of remedies, and no waiver by Bank of any default on Guarantor’s part shall be deemed a continuing waiver of any further defaults. No delay by Bank shall constitute a waiver, election or acquiescence with respect to any right or remedy.
     10. Bank Not Liable. So long as Bank complies with the obligations, if any, imposed by the Code, Bank shall not otherwise be liable or responsible in any way or manner for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, Guarantor bears the risk of loss or damage of the Collateral.
     11. Indefeasible Payment. The Secured Obligations shall not be considered indefeasibly paid for purposes of this Security Agreement unless and until all payments to Bank are no longer subject to any right on the part of any Person, including Guarantor, Guarantor as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of Guarantor or Guarantor’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made.
     12. Notices. All notices or demands by any party hereto to the other party and relating to this Security Agreement shall be made in the manner and to the addresses set forth in Section 15 of the Guaranty.
     13. General Provisions.
          13.1 Successors and Assigns. This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of Guarantor and Bank; provided, however, that Guarantor may not assign this Security Agreement nor delegate any of its duties hereunder without Bank’s prior written consent and any prohibited assignment or delegation shall be absolutely void. No consent by Bank to an assignment by Guarantor shall release Guarantor from the Secured Obligations. Bank reserves its right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, the rights and benefits hereunder pursuant to and in accordance with the provisions of the Loan Agreement. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Guarantor, Guarantor’s business, or the Collateral to any such prospective or actual Transferee, subject to the terms of Section 10.5(e) of the Loan Agreement.
          13.2 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated by reference.
          13.3 No Presumption Against Any Party. Neither this Security Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank, Lenders or Guarantor, whether under any rule of construction or otherwise. On the contrary, this Security Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
          13.4 Amendments and Waivers. Any provision of this Security Agreement, the Guaranty or any of the Loan Documents to which Guarantor is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.
          13.5 Counterparts; Integration; Effectiveness. This Security Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Security Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Security Agreement shall become effective when executed by each of the parties hereto and delivered to Bank.
          13.6 Severability. The provisions of this Security Agreement are severable. The invalidity, in whole or in part, of any provision of this Security Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.
     14. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 14.
          (c) EACH GUARANTOR AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH GUARANTOR AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF

LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first set forth above.

Guarantor:	MATRIXX ORAL CARE, LLC

By:
	Name:	William Hemelt
	Title:	Manager

Bank:	COMERICA BANK

By:

	Name:	William J. Kirschner
	Title:	Vice President

Borrowers For Purposes of Section 9.8 Only:	MATRIXX INITIATIVES, INC.

By:

	Name:	William Hemelt
	Title:	Executive Vice President and CFO

ZICAM, LLC

By:

	Name:	William Hemelt
	Title:	Manager
Security Agreement (Guarantor)

S-1

SCHEDULE 1

Section 5.1	Legal Name, State of Organization FEIN and Charter Identification Number

Section 5.1	Location of Chief Executive Office and Collateral

Section 5.2	Locations of Guarantor’s Books

Section 5.3	Trade Names or Trade Styles

Section 5.9	Intellectual Property

Section 5.10	Equipment Leases

Section 5.11	Deposit Accounts

Section 5.12	Investment Property

Section 5.13	Commercial Tort Claims
Schedule 1